                                                                   EXHIBIT 10.68

                   FORM OF RETENTION AGREEMENT BETWEEN THE
                       COMPANY AND EACH OF ITS OFFICERS

     This Retention Agreement is dated as of __________,1998 and is between Vertel Corporation (the "Company"), a California corporation, and the undersigned executive officer of the Company ("Executive").

     Executive and the Company desire to set forth certain of the terms and conditions governing Executive's employment by the Company following a Change of Control (as defined below). Accordingly, Executive and the Company hereby agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (a) "Base Salary" shall mean Executive's annual base salary, exclusive of any bonus or incentive compensation, benefits (whether standard or special), automobile allowances, relocation or tax equalization payments, pension payments or reimbursements for professional services. "Biweekly Base Salary" shall mean one-twenty-sixth (1/26) of the Base Salary at the time in question.

          (b) "Company" shall mean Vertel Corporation, a California corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise.

          (c) A "Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company possessing at least 50% of the voting power of the outstanding capital stock of the Company, (ii) there shall be a sale of all or substantially all of the Company's assets or (iii) the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of the Company before the transaction.

          (d) "Covered Termination" shall mean any cessation of the Executive's employment by the Company that occurs within one (1) year after a Change of Control other than as a result of (i) Termination for Cause, (ii) Executive's death or permanent disability, or (iii) Executive's resignation without Good Reason (as hereinafter defined).

          (e) A resignation by Executive shall be with "Good Reason" if after a Change of Control (i) there has been a material reduction in Executive's job responsibilities from those that existed immediately prior to the Change of Control, it being understood that a mere change in title alone shall not constitute a material reduction in Executive's job responsibilities, (ii) without Executive's prior written approval, the Company requires Executive to be based anywhere other than the Executive's then current location, it being understood that required travel on the Company's business to an extent consistent with Executive's business travel obligation prior to the Change of Control does not constitute "Good Reason", (iii) there is a reduction in Executive's Base Salary from that in effect on the date hereof or as the same may be increased from time to time, except that an across-the-board reduction in the salary level of all of the Company's executive officers in the same percentage amount as part of a general salary level reduction shall not constitute "Good Reason," or (iv) a successor to all or substantially all of the business and assets of the Company fails to furnish Executive with the assumption agreement required by Section 7 hereof; provided, however, that if following a Change of Control the Company elects to take one of the actions described in the foregoing clauses (i), (ii), or (iii) in lieu of Termination of the Executive for Cause, then if the Executive subsequently resigns as result of such action being taken, such resignation shall not be for "Good Reason."

          (f) "Termination for Cause" shall mean if the Company terminates Executive's employment for any of the following reasons: the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive's physical or mental illness), Executive's engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates, Executive's conviction of or entering a plea of guilty or nolo contender to a crime that constitutes a felony, or the willful breach by Executive of any of his obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates.

          (g) "Benefit Period" shall mean a period of one (1) year commencing with the day next following the effectiveness of a Covered Termination.

          (h) "Expiration Date" shall mean the earlier of (i) the date on which Executive ceases to be employed as an executive officer of the Company other than as a result of an involuntary termination by the Company without cause;
(ii) the date that all obligations of the parties hereunder have been satisfied; or (iii) one (1) year after a Change of Control. The expiration of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such expiration shall not affect the payment or provision of compensation or benefits on account of a Covered Termination occurring prior to the expiration of the terms of this Agreement.

     2. Executive's Commitment Upon A Change of Control. If a Covered Termination shall occur on or before the Expiration Date, Executive agrees to remain in the employ of the Company for a period of 180 days from the effectiveness of the Change of Control. Subject to the express provisions of this Agreement, the Company shall have no obligation to retain or continue Executive as an employee and executive's employment status as an "at-will" employee of Company is not affected by this Agreement.

     3. Change of Control Covered Termination. If a Covered Termination shall occur on or before the Expiration Date:

          (a) During the Benefit Period, the Company shall pay to Executive, every two weeks in accordance with Company's standard payroll practices, Executive's Biweekly Base Salary immediately prior to the effective date of such Covered Termination. In the event that Executive dies during such Benefit Period, Company agrees that it shall pay any payments remaining unpaid under this Section 3(b) as a death benefit to Executive's estate on the same terms;

          (b) The Company shall make a lump sum payment to Executive within two weeks of the effective date of the Covered Termination equal to one-half (1/2) times the average of the annual performance bonus received by the Executive over the three year period preceding the effective date of the Covered Termination; and

          (c) The following modification shall apply to the vesting provisions of all outstanding options to purchase the Company's Common Stock held by Executive (the "Outstanding Options") as follows: 1) upon Executive completing one year of service following a Change of Control, vesting of Outstanding Options will accelerate by 12 months; and 2) should Executive's employment terminate pursuant to a Covered Termination within 12 months following a Change in Control, vesting of Executive's Outstanding Options will accelerate by two years from the date of the Change in Control. Should Executive's employment voluntarily terminate within one (1) year following a Change in Control, vesting of Outstanding Options will be subject to no additional acceleration beyond those terms contained in the Executive's option agreement,

     4. Withholding. The Company shall deduct from all payments paid to Executive under this Agreement any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions and state disability insurance or any other required taxes; provided, however, that the Company shall reimburse and pay to Executive an amount equal to any excise taxes required to be paid by Executive under Section 4999 of the Internal Revenue Code of 1986, as amended on any amounts paid or benefits provided to Executive hereunder.

     5. Mitigation. Executive shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, [unless the Company in its sole discretion determines that Executive's choice of new employer following the Covered Termination is detrimental to the Company, in which case all obligations of the Company to compensate Executive hereunder shall terminate].

     6. Executive's Obligations. In exchange for the Company providing the above-described benefits to Executive, Executive agrees to the following:

          (a) During the Benefit Period, Executive will not directly or indirectly (a) engage in; (b) own or control any debt equity or other interest in (except as a passive investor of less than 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or (c) (1) act as director, officer, manager, employee, participant or consultant to or (2) be obligated to or connected in any advisory business enterprise or ownership capacity with any person whose business is competitive with that of the Company.

          (b) During the term of this Agreement, or if longer, the Benefit Period, Executive will not, on behalf of any business enterprise other than the Company and its subsidiaries, solicit the employment of any person that is or was employed by the Company or any of its subsidiaries at any time on or after January 1, 1998;

          (c) Within two weeks of the effective date of a Covered Termination and prior to receiving any severance compensation from the Company in respect of such Covered Termination, whether under this Agreement or otherwise, Executive will execute and deliver to the Company a Release and a Confidentiality Agreement, in the form provided to Executive by the Company; and

          (d) In the event of any breach by Executive of the restrictions contained in this Agreement, the Company shall have no further obligation to compensate Executive hereunder and Executive acknowledges that the harm to Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Executive agrees that, upon any violation of such restrictions, Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy under applicable law, without the necessity of proving actual damages.

     7. Assumption Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.

     8. Miscellaneous. This agreement shall be binding upon and inure to the benefit of Company and Executive; provided that Executive shall not assign any of Executive's rights or duties under this Agreement without the express prior written consent of the Company. This Agreement sets forth the parties' entire agreement with regard to the subject matter hereof. No other agreements, representations or warranties have been made by either party to the other with respect to the subject matter of this Agreement. This Agreement may be amended only by a written Agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief to which that party may be entitled.

     This agreement shall continue in effect until the Expiration Date provided, however, that if on the Expiration Date monies are then owed by the Company hereunder, then this Agreement shall continue in effect until the Benefit Period shall have expired.

     In witness thereof, the parties hereto have executed this Agreement, as of the day and year first written above.

VERTEL CORPORATION                  "EXECUTIVE"



By:________________________         By:_______________________________